Semi-Monthly Status Update

CINAR ANNOUNCES NEW LICENSING AGREEMENT FOR CAILLOU® TOY PRODUCTS AND NEW VENUE FOR SHAREHOLDERS’ MEETING

MONTREAL (Quebec) Canada-March 28, 2003 – CINAR announces a licensing agreement with The Little Tikes Co. under which that company will begin to offer Caillou® toy products in 2003, and will expand its offering to a full assortment in 2004. The terms of the agreement were not disclosed.

The toy company will expand on Caillou®’s current toy offerings of plush dolls, figures, vehicles and play sets. Other companies with which CINAR has entered into licensing agreements for various toys and publications based on Caillou® include, Fisher-Price Inc., Rand International, Tumblebooks Inc, and Modern Publishing, each with distribution rights for the U.S. and Canada. In addition, Universe Publishing, Trudeau Corporation, Mudpuppy Press/Galison and Redan Publishing Inc. have been awarded licenses for the U.S. while Hedstrom Corporation will distribute some Caillou®  products, under license, in Canada.

New Venue for Shareholders’ Meeting

Following publication of its annual report as well as its management proxy/information circular, CINAR also announces a change in venue for its Annual and Special Meeting of Shareholders. The meeting will be held on April 9, 2003, at 10:00 A.M. at the Fairmount Queen Elizabeth Hotel, 900 René Lévesque Blvd. W., Montreal, Quebec.

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families. CINAR’s web site is www.cinar.com

FOR INFORMATION:  Nathalie Bourque

                                            514 843-2309

This release may include information that could constitute forward-looking statements made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995 (U.S.). Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions. Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.